As filed with the Securities and Exchange Commission on March 15, 2017

Registration No. 333-213454

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on Form S-8

to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Analog Devices, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2348234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Technology Way, Norwood MA	02062-9106
(Address of Principal Executive Offices)	(Zip Code)

LINEAR TECHNOLOGY CORPORATION AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

ANALOG DEVICES, INC. AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

(Full title of the plans)

Margaret K. Seif

Senior Vice President, Chief Legal Officer and Secretary

One Technology Way

Norwood, MA 02062

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (781) 329-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount (number of shares) to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, $0.16 2/3 par value per share	4,845,587(2)	N/A	N/A	N/A

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	Represents the maximum number of shares of common stock of Analog Devices, Inc. (“Analog” or the “Registrant”), $0.16 2/3 par value per share (“Analog common stock”) issuable pursuant to awards to be granted after the date hereof under the Analog Devices, Inc. Amended and Restated 2010 Equity Incentive Plan (f/k/a the Linear Technology Corporation 2010 Equity Incentive Plan), as assumed by Analog (the “2010 Plan”) and pursuant to outstanding restricted stock awards and restricted stock unit awards granted under the Linear Technology Corporation Amended and Restated 2005 Equity Incentive Plan (the “Linear 2005 Plan”) and the 2010 Plan which awards were assumed by Analog in connection with completion of the merger contemplated by the Agreement and Plan of Merger, dated as of July 26, 2016 by and among Analog, Linear Technology Corporation (“Linear”) and Tahoe Acquisition Corp. (the “Merger”). The Merger was completed on March 10, 2017.
(3)	The shares of Analog common stock that are the subject of this Post-Effective Amendment No. 1 were previously registered under Analog’s Registration Statement on Form S-4 (File No. 333-213454) first filed under the Securities Act with the Securities and Exchange Commission on September 2, 2016 and declared effective on September 16, 2016 (the “Form S-4”). All filing fees payable in connection with the issuance of these shares of Analog common stock were previously paid in connection with the filing of the Form S-4.

EXPLANATORY NOTE

Analog Devices, Inc. (“Analog” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-213454) first filed under the Securities Act with the Securities and Exchange Commission on September 2, 2016 and declared effective on September 16, 2016 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of Analog common stock issuable pursuant to awards to be granted after the date hereof under the Analog Devices, Inc. Amended and Restated 2010 Equity Incentive Plan (f/k/a the Linear Technology Corporation 2010 Equity Incentive Plan), as assumed by Analog (the “2010 Plan”) and pursuant to outstanding restricted stock awards and restricted stock unit awards granted under the Linear Technology Corporation Amended and Restated 2005 Equity Incentive Plan (the “Linear 2005 Plan”, and together with the 2010 Plan, the “Plans”) and the 2010 Plan which awards were assumed by Analog in connection with completion of the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 26, 2016 by and among Analog, Linear Technology Corporation (“Linear”) and Tahoe Acquisition Corp. (the “Merger”). All such shares of Analog common stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

At the effective time of the Merger, in accordance with the terms of the Merger Agreement, Analog assumed certain Linear restricted stock awards and restricted stock unit awards that, in each case, were outstanding as of immediately prior to the effective time of the Merger and issued under the Plans (the “Linear Awards”), and the Linear Awards were converted, either in whole or in part, in accordance with the terms of the Merger Agreement, into awards relating to Analog common stock. In addition, at the effective time of the Merger, Analog assumed a portion of the 2010 Plan for the purpose of granting future equity awards relating to Analog common stock to employees who were employed by Linear immediately prior to the effective time of the Merger, or who are hired after the Merger. This Registration Statement has been filed for the purpose of registering up to 4,845,587 shares of Analog common stock issuable pursuant to awards to be granted after the date hereof under the 2010 Plan and pursuant to the Linear Awards assumed by Analog.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission, are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 29, 2016;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since October 29, 2016; and

(c)	The description of the Registrant’s common stock, $0.16 2/3 par value per share, contained in the Registrant’s Form 8-A, filed with the Securities and Exchange Commission on March 21, 2012.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Officers and Directors.

Article 6A of the Company’s Restated Articles of Organization, as amended (the “Restated Articles”) provides that the Registrant shall indemnify each person who is, or was, a director or officer of the Registrant or who is or was a director or employee of the Registrant and is serving or has served as a director of another organization at the request of the Registrant or in any capacity with respect to an employee benefit plan of the Registrant, against all liabilities and expenses, including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys’ fees, imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceedings, whether civil or criminal, to which such individual may be made a defendant or with which such individual may become involved or threatened, directly or indirectly, by reason of having been an officer or director of the Registrant or as a result of his having served with respect to any such employee benefit plan. Article 6A further provides that the Registrant shall provide no indemnification with respect to any matter as to which any director or officer shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan. The right to indemnification conferred by Article 6A includes the right to be paid by the Registrant for liabilities and expenses incurred in connection with settlement or compromise of any such action pursuant to a consent decree or otherwise, unless a determination is made by the board of directors that such settlement or compromise is not in the best interests of the Registrant or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan.

Article 6A of the Restated Articles includes the right to payment by the Registrant of expenses, including reasonable attorney’s fees, incurred in defending a civil or criminal action, suit or proceeding in advance of its final disposition, subject to receipt of an undertaking by the individual person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Restated Articles. However, no advance may be made if the board of directors reasonably and promptly determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant or if two disinterested directors are not then in office, by independent legal counsel in a written opinion), based on facts known to the board of directors or such independent legal counsel at such time, that such person did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant or the participants or beneficiaries of such employee benefit plan, as the case may be.

Under Article 6A of the Restated Articles, if an individual is entitled under any provision of Article 6 of the Restated Articles to indemnification by the Registrant for some or a portion of the liabilities or expenses imposed upon or incurred by such individual in the investigation, defense, appeal or settlement of any action, suit or proceeding but not, however, for the total amount thereof, the Registrant shall nevertheless indemnify such individual for the portion of such liabilities or expenses to which such individual is entitled. The Registrant’s obligation to provide indemnification under the Restated Articles shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Registrant or any other person.

Under Article 6D of the Restated Articles, to the fullest extent permitted by the Massachusetts Business Corporation Act, as may be amended from time to time, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

The Registrant has also entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of the Registrant to indemnify the individual under certain circumstances. Each agreement generally provides that the Registrant will indemnify the director or officer to the fullest extent permitted under Massachusetts law for claims arising in such individual’s capacity as a director or officer of the Registrant or in connection with his or her service at the request of the Registrant for another entity. Each agreement, among other things, establishes certain remedies for claims and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change in control of the Registrant.

In addition, the Registrant has directors and officers liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Linear Technology Corporation Amended and Restated 2005 Equity Incentive Plan.

4.2	Analog Devices, Inc. Amended and Restated 2010 Equity Incentive Plan.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (independent registered public accounting firm of Analog Devices, Inc.).

23.3	Consent of Ernst & Young LLP (independent registered public accounting firm of Linear Technology Corporation).

24	Power of Attorney is included on the signature page.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Norwood, Commonwealth of Massachusetts, on this 14th day of March, 2017.

ANALOG DEVICES, INC.

By:	/s/ Vincent Roche
Vincent Roche President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Analog Devices, Inc., hereby severally constitute and appoint Vincent Roche, David A. Zinsner and Margaret K. Seif, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Analog Devices, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ray Stata	Chairman of the Board of Directors	March 14, 2017
Ray Stata

/s/ Vincent Roche	President, Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2017
Vincent Roche

/s/ David A. Zinsner	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	March 14, 2017
David A. Zinsner

/s/ Eileen Wynne	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 14, 2017
Eileen Wynne

/s/ James A. Champy	Director	March 14, 2017
James A. Champy

/s/ Bruce R. Evans	Director	March 14, 2017
Bruce R. Evans

/s/ Edward H. Frank	Director	March 14, 2017
Edward H. Frank

/s/ Mark Little	Director	March 14, 2017
Mark Little

/s/ Neil Novich	Director	March 14, 2017
Neil Novich

/s/ Kenton J. Sicchitano	Director	March 14, 2017
Kenton J. Sicchitano

/s/ Lisa Su	Director	March 14, 2017
Lisa Su

Director
Robert H. Swanson, Jr.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Linear Technology Corporation Amended and Restated 2005 Equity Incentive Plan.

4.2	Analog Devices, Inc. Amended and Restated 2010 Equity Incentive Plan

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (independent registered public accounting firm of Analog Devices, Inc.).

23.3	Consent of Ernst & Young LLP (independent registered public accounting firm of Linear Technology Corporation).

24	Power of Attorney is included on the signature page.